Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2024, except for Note 18, as to which the date is March 13, 2025, with respect to the consolidated financial statements included in the Annual Report of CareCloud, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of CareCloud, Inc. on Forms S-8 (File No. 333-203228, 333-217317, 333-226685, 333-239781 and File No. 333-265536).

/s/ GRANT THORNTON LLP

Iselin, New Jersey

March 13, 2025